Exhibit 10.1

2025 BOARD OF DIRECTORS COMPENSATION POLICY

December 20, 2024
(Effective as of January 1, 2025)

Policy Information

Document Title:	2025 Board of Directors Compensation Policy
Content Owner:	Chief People & Inclusion Officer (CPIO)
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	President and Chief Executive Officer (President)
Board-Level Approver:	Full Board (Compensation, Human Resources and Inclusion)
Review Frequency:	Annually
Initial Effective Date:	01/01/2010
Last President Approval Date:	12/2024
Next Review Date:	10/2025

2025 Board of Directors Compensation Policy | December 20, 2024

Introduction

This FHLBank Policy (Policy), governed by the board of directors (board), governs the compensation of individuals serving as directors of the Federal Home Loan Bank of Topeka (FHLBank). Section 7(i) of the Federal Home Loan Bank Act and 12 U.S.C. §1261.22 require the board annually to adopt a written compensation policy to provide for the payment of reasonable compensation and expenses to the directors for the time required of them in performing their duties as directors.

Purpose

Directors should be reasonably compensated for the time and effort exerted in the performance of their duties as a director of FHLBank. This Policy establishes reasonable compensation for the activities and functions for which director attendance or participation is necessary and provides compensation reflecting the total amount of time a director has spent on FHLBank business. Differentials in meeting attendance fees for the chair, vice chair and the various committee chairs shall reflect the additional responsibility assumed by these directors.

Policy
Compensation. The Maximum Annual Compensation for FHLBank directors shall be as follows:

Position	Maximum Annual Compensation[i]
Chair of Board	$ 160,000
Vice Chair of Board	$ 140,000
Committee Chair	$ 130,000
Director	$ 123,000

An individual serving as chair of the board shall not be entitled to annual compensation in excess of the amount to which the individual is entitled for such service due to concurrent service as a committee chair. An individual serving as vice chair of the board shall be entitled to an increase of $5,000 in their Maximum Annual Compensation in the event the individual serves as both vice chair of the board and a committee chair.

In order to compensate directors for their time while serving as directors, a director shall receive one quarter of the Maximum Annual Compensation following the end of each calendar quarter. The payment is intended to compensate directors for their time preparing for and attending board and committee meetings and fulfilling the other obligations of a director of FHLBank. In the event that a director serves on the board for only a portion of a calendar year, or only serves as chair of the board, vice chair of the board, or a committee chair for a portion of a calendar year, then the Maximum Annual Compensation to which the director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis (to be calculated based on the number of days the director served on the board during the calendar year).

The Maximum Annual Compensation amounts are based on an evaluation of McLagan market research data, including the appropriate peer group and peer positioning, a fee comparison among the FHLBanks and the board’s assessment of appropriate and comparable pay that will allow the FHLBank to recruit and retain highly qualified directors.

Directors may choose to defer compensation as further described in FHLBank’s Benefit Equalization Plan.
[i] In addition to the Maximum Annual Compensation, a director may also realize the benefit of reasonable spouse/partner/significant other/family guest travel expenses that qualify as perquisites as set forth in the Directors and Executive Officers Travel Policy, for one meeting per calendar year, as designated by the chair of the board.

2025 Board of Directors Compensation Policy | December 20, 2024

Peer Group. The FHLBank’s peer group is defined by organizations with which the FHLBank competes for business and/or talent. The primary peer group for FHLBank’s directors is U.S. banks with assets of $10 billion to $20 billion, representing banks, like FHLBank, subject to enhanced regulatory requirements including incentive compensation requirements under Section 956 of the Dodd-Frank Act, as well as the other FHLBanks. FHLBank also reviews director compensation of Fannie Mae, Freddie Mac and Office of Finance for reference points when evaluating director compensation, but does not consider such entities part of the peer group.

Pay Positioning. FHLBank will consider the 25th, 50th and 75th percentiles when establishing director compensation. However, FHLBank will generally compensate directors between the 25th and 50th percentile of the market data.

Adjustments in Compensation. Only fees that reflect performance of official FHLBank business shall be paid to a director. This Policy is structured to allow decreases in compensation to reflect lesser attendance or performance at board or committee meetings during a given year.

If it is determined at the end of the calendar year that a director has attended less than 75 percent of the meetings of the board and the meetings of the committees to which the director is assigned (including any meetings held via conference call), combined, during such year, the director will not receive the one quarter of the Maximum Annual Compensation scheduled to be paid for the fourth quarter of such calendar year. Participation via conference call will not count as attendance for in person meetings of the board or a committee unless Federal Housing Finance Agency guidance permits. Exceptions to this paragraph may be granted by the chair of the Compensation, Human Resources and Inclusion committee (CHRIC) or, in the case of considering attendance by the chair of the CHRIC, an exception may be granted by the chair of the board.

The chair of the CHRIC may designate a director’s absence for a good cause from a scheduled meeting as an “excused absence.” An “excused absence” shall be recorded as a director in attendance for the 75 percent attendance standard. Examples of what may be an “excused absence” include, but are not limited to, a medical condition of the director or their immediate family or an unexpected business conflict pertaining to the director’s primary business. The chair of the board shall have the same authority if the above pertains to the chair of CHRIC.

Further, the chair of the CHRIC shall have the authority, in their sole discretion, to recommend that the board reduce the compensation of any director to reflect lesser performance at board or committee meetings during a given year. The chair of the board shall have the authority, in their sole discretion, to recommend that the board reduce the compensation of the chair of the CHRIC to reflect lesser performance at board or committee meetings during a given year. If the chair of the CHRIC or the chair of the board, as appropriate, determines that the compensation paid to a director does not reflect the director’s performance of official FHLBank business, the chair of the CHRIC or the chair of the board, as appropriate, may recommend that the board authorize a clawback of that director’s compensation in an amount to be determined by the board.

On a quarterly basis, the chair of the CHRIC and the chair of the board shall review attendance records, as prepared by the corporate secretary, and shall use those records, in addition to considering director performance, when determining whether to recommend the board reduce or clawback a director’s compensation.

Number of Meetings. The board shall hold at least six regular board meetings per year. Special meetings of the board may be held as provided in the FHLBank’s Bylaws.

Reimbursement of Expenses. Directors shall be entitled to reimbursement for all necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as provided in the Directors and Executive Officers Travel and Expense Reimbursement Policy, except that directors may not be paid for gift or entertainment expenses.

2025 Board of Directors Compensation Policy | December 20, 2024

Policy Review

This Policy shall be reviewed annually and revised as needed by the CPIO. Following such review, the Policy shall be submitted for review by the Executive Team and approval by the President. In the event of any revisions to the Policy, such revisions shall be submitted for review and approval by the CHRIC and the board, which shall occur no less than annually.